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Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made as of the 1st day of April, 2006.

B E T W E E N:

HOSTOPIA.COM INC.,
a corporation incorporated under the laws of the State of Delaware (the "Hostopia")

OF THE FIRST PART

– AND –

PAUL ENGELS
of the City of Toronto in the Province of Ontario (the "Employee")

OF THE SECOND PART

        WHEREAS Hostopia has agreed to employ the Employee in the position of Executive Vice President and Chief Marketing Officer, and the Employee has agreed to accept such employment;

        AND WHEREAS the Employee shall be employed on a full-time basis and shall devote his time, attention and ability to the business and affairs of Hostopia and shall loyally and faithfully serve Hostopia as Executive Vice President and Chief Marketing Officer during the continuance of his employment under this agreement;

        AND WHEREAS the Employee shall use his best efforts to promote the interests of Hostopia;

        AND WHEREAS the amount of the Employee's annual salary and additional remuneration shall be subject to the final approval of the compensation committee of the board of directors of Hostopia;

        AND WHEREAS Hostopia and the Employee wish to record the terms and conditions with respect to the employment relationship between them;

        NOW, THEREFORE, in consideration of the Employee's employment by Hostopia and the compensation paid to the Employee from time to time while so employed, it is agreed:

Section 1.00 — ENGAGEMENT

1.1
Hostopia hereby agrees to engage the services of the Employee, effective on April 1, 2006, and the Employee hereby accepts this position subject to and upon the terms and conditions contained in this agreement.

1.2
Subject to 4.1 and 4.3 below, the Employee will be employed for an indefinite period.

Section 2.00 — DUTIES

2.1
The Employee shall be employed on a full-time basis and shall devote his time, attention and ability to the business and affairs of Hostopia and shall loyally and faithfully serve Hostopia during the continuance of his employment under this agreement and shall use his best efforts to promote the interests of Hostopia.

2.2
The Employee shall be subject to the direction and supervision of Colin Campbell or such other persons designated by Hostopia's board of directors.

2.3
The Employee shall comply with all of the rules, regulations and by-laws of Hostopia and with all reasonable orders given by Colin Campbell or such other persons designated by Hostopia's board of directors.

2.4
The Employee shall be required to provide his services at the head offices of Hostopia in the City of Mississauga, in the Province of Ontario and at such other place or places as Colin Campbell or such other persons designated by Hostopia's board of directors may designate.

Section 3.00 — REMUNERATION AND VACATION

3.1
The Employee's compensation will be paid by Hostopia in accordance with Schedule "A" attached hereto, and the usual policies of Hostopia in force from time to time.

3.2
The Employee's compensation will be reviewed annually by Hostopia, with the first such review to occur one year from the date of this Agreement. Hostopia shall be under no obligation to increase the compensation at the time of any salary review. In the event that the Employee's compensation is increased, Schedule "A" shall be amended accordingly.

3.3
The Employee shall be entitled to three (3) weeks vacation with pay, during each year of his employment and shall be taken at such time or times as approved by Hostopia.

3.3
The Employee shall be entitled to participate in all benefit plans in effect from time to time for employees of Hostopia, including medical and insurance plans, on the same terms and conditions as other Hostopia managers

3.4
The Employee shall be entitled to participate in the stock option plan offered by Hostopia. Notwithstanding the foregoing, Hostopia in its sole discretion shall determine whether the Employee will be granted any stock options.

SECTION 4.00 — TERMINATION

4.1
This Agreement and the services of the Employee under this Agreement shall be immediately terminated without notice, at the option of Hostopia upon the occurrence of any of the following events:

(a)
if the Employee dies;

(b)
if the Employee breaches his duties or obligations to Hostopia so as to entitle Hostopia to terminate his for cause, including without limitation, serious misconduct, acts of fraud or theft against Hostopia, habitual neglect of duty, incompetence, conduct incompatible with his duties or conduct prejudicial to Hostopia's business, or willful disobedience of Hostopia's orders in a matter of substance;

(c)
if the Employee commits any criminal offence against Hostopia or against any other person or entity such that Hostopia, in its sole discretion, regards the commission of such offence as being incompatible with the Employee's employment;

(d)
if the Employee is guilty of a breach or non-observance of any of the terms and conditions contained in this Agreement;

(e)
if the Employee is unable to perform his duties and responsibilities on behalf of Hostopia for a period of six (6) months (the "Period of Illness") and Hostopia is unable to accommodate his disability. For the purposes of calculating a Period of Illness, any absence due to illness shall be considered to be continuous from the date the Employee was first absent ("First Absence"), where the Employee does not return to perform his duties for more than five (5) consecutive working days following the First Absence; or

(f)
if the Employee is employed by any party other than Hostopia.

4.2
In the event the Employee's employment is terminated for any of the reasons set out in Section 4.1, Hostopia shall give written notice of termination to the Employee in accordance with Section 6.1 below, setting out, in summary form, the reasons for termination. Following the foregoing notice, Hostopia shall be released from all liabilities and obligations to the Employee under this Agreement and at common law following payment to the Employee of any remuneration and benefits owing to him/her as at the date of termination.

4.3
Notwithstanding Sections 1.2 and 4.1 of this Agreement, Hostopia shall be entitled to terminate the employment of the Employee without cause and without notice at any time, provided that Hostopia pays compensation in lieu of notice in accordance with Schedule "A".

4.4
This Agreement is subject to the final approval of the compensation committee of the board of directors of Hostopia.

SECTION 5.00 — CONFIDENTIALITY, PROPRIETARY RIGHTS,
NON-COMPETITION AND NON-SOLICITATION AGREEMENT

5.1
The Employee agrees to be bound by the terms and conditions of the confidentiality, proprietary rights, non-competition and non-solicitation agreement annexed hereto as Schedule "B" (the "Confidentiality, Proprietary Rights, Non-Competition And Non-Solicitation Agreement").

SECTION 6.00 — NOTICE

6.1
Any notice in writing required or permitted to be given to the Employee under this Agreement shall be sufficiently given if a) delivered to the Employee personally, b) emailed to the email address provided to the Employee by Hostopia, or c) sent by registered mail to the Employee at his last known residential address. Any notice mailed shall be deemed to have been received by the Employee on the third (3rd) business day following the date of mailing. Any notice in writing required or permitted to be given to Hostopia under this Agreement shall be sufficiently given if delivered to Hostopia at its registered office or mailed by registered mail, postage prepaid, addressed to Hostopia at its registered office. Any notice mailed shall be deemed to have been received by Hostopia on the third (3rd) business day following the date of mailing. If mail service is interrupted then any notice during that period of interruption shall be delivered by personal service.

SECTION 7.00 — GOVERNING LAW

7.1
The provisions of this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario or the laws of Canada applicable therein. Each of the parties to this Agreement irrevocably attorn to the jurisdiction of the courts of Toronto in the Province of Ontario.

SECTION 8.00 — ENUREMENT

8.1
The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and upon the successors and assigns of Hostopia.

SECTION 9.00 — ASSIGNMENT

9.1
This Agreement shall not be assignable by the Employee under any circumstances.

SECTION 10.00 — COMPLETE AGREEMENT

10.1
This Agreement and all Schedules annexed hereto constitute the entire agreement between the parties and there are no representations, warranties, covenants, agreements or understandings relative thereto which are not set forth in this Agreement. This Agreement replaces all other agreements, understandings and negotiations whether written or oral which may have existed between the parties and constitutes the entire agreement between them. No provision of this Agreement shall be effectively amended or waived except in writing signed by the party against whom the amendment or waiver is sought to be enforced.

SECTION 11.00 — SEVERABILITY

11.1
Hostopia and the Employee acknowledge and agree that if any provision of this Agreement or the application of such provision to any party or person or circumstance is held illegal, invalid, or unenforceable, the remainder of this Agreement, or the application of such provision to a party or person or circumstance other than those as to which it is held illegal, invalid, or unenforceable shall not be affected thereby.

SECTION 12.00 — MISCELLANEOUS

12.1
Sections and section headings contained in this Agreement are included solely for convenience and are not intended to be full or accurate descriptions of the contents of the Sections and shall not be considered as part of this Agreement.

12.2
Each of the parties hereto may extend the time of performance and waive non performance by any of the other parties to this Agreement of their respective obligations and agreements under this Agreement, but no act or failure to act by any of the parties shall be deemed to be an extension or waiver of time and strict performance by the other parties of this Agreement of such obligations and agreements except to the extent of notices given to such of the other parties in writing.

SECTION 13.00 — EMPLOYEE ACKNOWLEDGEMENT

13.1
The Employees acknowledges that he:

(a)
has had sufficient time to review this Agreement thoroughly;

(b)
has read and understood the terms and binding effect of this Agreement;

(c)
accepts the terms herein voluntarily and without duress or compulsion;

(d)
has been advised of the right to obtain independent legal and other advice in connection with the execution of this Agreement, and has either obtained or hereby waives the obtaining of such advice.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto.

HOSTOPIA.COM INC.
	Per:	/s/ COLIN CAMPBELL Colin Campbell

/s/ MICHAEL BAYER Witness:		/s/ PAUL ENGELS PAUL ENGELS

Schedule "A"

Total compensation for the Employee during the period beginning April 1, 2006 and ending March 31, 2007 shall be in accordance with the following:

1.
The Employee's base salary shall be CDN$160,000 per year, subject to statutory deductions and payable bi-weekly in accordance with the usual policies of Hostopia in force from time to time.

2.
The Employee shall be eligible to receive additional remuneration in accordance with the following tables, provided that the Sales and Income Goals are met. Hostopia's board of directors shall determine Hostopia's Sales Goals and Income Goals annually.

Sales Goals		Income Goals
90% of goal:	$4,000 and
95% of goal:	$4,000 and	90% of goal:	$2,500 and
98% of goal:	$4,000 and	95% of goal:	$5,000 and
99% of goal:	$4,000 and	100% of goal:	$10,000 and
100% of goal:	$20,000 and
102.5% of goal:	$15,000 and
105% of goal:	$15,000
3.
The additional remuneration in section 2 above shall be payable in accordance with the following schedule.

Amount Payable	When Payable
20% of the projected annual Employee bonus, based upon Hostopia's performance as indicated in Hostopia's unaudited financial statements, during its first fiscal quarter.	30 days following the end of Hostopia's first fiscal quarter.
25% of the projected annual Employee bonus, based upon Hostopia's performance as indicated in Hostopia's unaudited financial statements, during second fiscal quarter.	30 days following the end of Hostopia's second fiscal quarter.
25% of the projected annual Employee bonus, based upon Hostopia's performance as indicated in Hostopia's unaudited financial statements, during its third fiscal quarter.	30 days following the end of Hostopia's third fiscal quarter.
The remainder of any actual Employee bonus, based upon Hostopia's performance as indicated in Hostopia's unaudited financial statements, during its fourth fiscal quarter.	30 days following the end of Hostopia's forth fiscal quarter.

4.
The Employee shall be eligible to receive further additional remuneration in accordance with the following:

Goal Achieved		Remuneration
(i)	15 (or such other amount as determined by Colin Campbell) contracts per quarter duly authorized and entered into by Hostopia that are credited to the sales teams (minimum $450 per month billing)	$2,000
	AND
(ii)	18 (or such other amount as determined by Colin Campbell) contracts per quarter duly authorized and entered into by Hostopia that are credited to the sales teams (minimum $450 USD per month billing)	$4,000
	AND
(iii)	Any Strategic Services Agreement duly authorized and entered into by Hostopia that has minimum monthly revenue that is no less than $20,000 for 12 months either actual or contractual (where there is no right of termination for convenience during the first 12 months of the term of the agreement), as determined by Hostopia's CEO, President/COO and CFO. The remuneration set out herein may be earned by the Employee, one time for each Strategic Services Agreement, where the above conditions are met and the Employee remains employed by Hostopia, during the twenty-four month period following the effective date of the Strategic Services Agreement	$5,000

  Additional Terms

  (i)
  The amount by which any of the following material transactions increase or decrease the Employee's remuneration may be excluded from the Employee's remuneration, at the sole discretion of Hostopia's board of directors:

  (a)
  Purchase or sale of any assets of Hostopia, or Hostopia's subsidiaries;

  (b)
  Amalgamation, merger or acquisition by, or of, Hostopia;

  (c)
  Amalgamation, merger or acquisition by, or of, Hostopia's subsidiaries or business divisions;

  (d)
  Issuance of any options, warrants or shares of Hostopia;

  (e)
  Any other transaction or event, which would result in the Employee being unjustly enriched.

  (ii)
  In the event that the Employee is terminated for any reason, other than for cause, the Employee shall a) continue to receive his salary at his current rate for a period of no less than 6 months to the date of termination; b) receive any commissions up to the date of termination, if any have been earned in accordance with existing goals; and c) receive an additional two weeks of severance pay at his current rate for each year of service completed by Employee.

  (iii)
  In addition, if the company a) files a prospectus in Canada or a registration statement in the United States in respect of an initial public offering and b) Hostopia's shares are listed on a Canadian or American stock exchange; the Employee will receive a one time bonus of $20,000.00.

Schedule "B"

CONFIDENTIALITY, PROPRIETARY RIGHTS,
NON-COMPETITION AND NON-SOLICITATION AGREEMENT

        The Employee hereby acknowledges and agrees that the Employee's employment by Hostopia is subject to the following terms and conditions:

DEFINITIONS

1.
In this agreement, the following words and phrases shall have the following meanings unless the context otherwise requires:

a)
"Business Opportunities" means potential business ventures of all kinds, including acquisitions, sales, business arrangements and other transactions and opportunities for new markets, products and services which have been disclosed to, investigated, studied or considered by Hostopia or by others on behalf of Hostopia;

b)
"Confidential Information" means information known or used by Hostopia in connection with its business including but not limited to any formula, design, prototype, compilation of information, data, program, code, method, technique or process, information relating to any product, device, equipment or machine, Customer Information, Financial Information, Marketing Information, Intellectual Property, Business Opportunities, or Research and Development, but does not include any of the foregoing which was known to the Employee prior to employment by Hostopia or which is or becomes a matter of Public Knowledge;

c)
"Customer Information" means information pertaining to Hostopia's customers, customer base and markets, including customer names and addresses and the names of employees of customers with whom Hostopia is in contact, customer requirements and Hostopia's contracts with its customers, including details about pricing and supply and shall also be deemed to mean and include confidential information which may be the property of the customer and provided to Hostopia by the customer on terms and conditions which require Hostopia and its employees to retain such confidential information in confidence;

d)
"Developments" includes any and all Intellectual Property made or created by the Employee alone or jointly with others during the employment of the Employee with Hostopia or which result from tasks assigned to the Employee by Hostopia or which result from the use of the premises or property of Hostopia (including equipment, supplies or Confidential Information);

e)
"Financial Information" means information pertaining to Hostopia's costs, sales, income, profit, profitability, pricing, salaries and wages;

f)
"Intellectual Property" means any and all inventions, designs, works, creations, developments, software, programs, codes, source code, drawings, sketches, compilation of information, analyses, experiments, data, formula, methods, processes, techniques, prototypes, products, samples, and includes any modifications or improvements thereto;

g)
"Marketing Information" means information including but not limited to Hostopia's marketing programs, plans, strategies and proposed future products, services, advertising and promotions;

h)
"Public Knowledge" means information that is generally known in the trade or business in which Hostopia is engaged, or is otherwise easily accessible through lawful, non-confidential sources;

i)
"Research and Development" means information pertaining to any research, development, investigation, study, analysis, experiment or test carried on or proposed to be carried on by Hostopia; and

j)
"Domain Name" means any domain name that is registered by the Employee during the term of the Employee's employment that would not have been registered by the Employee had the Employee not been provided with Confidential Information.

ACKNOWLEDGMENTS

2.
The Employee acknowledges that:

a)
during the course of employment by Hostopia the Employee will be exposed to and will have an opportunity to learn or otherwise become aware of Confidential Information;

b)
the Confidential Information is a valuable asset which is the property of Hostopia exclusively, the unauthorized use or disclosure of which would cause very serious harm to the economic interests of Hostopia;

c)
it is important to Hostopia that the Confidential Information remain the exclusive confidential property of Hostopia and that it not be used or disclosed except in accordance with the knowledge and consent of Hostopia and in Hostopia's best interest; and

d)
the term "Hostopia" includes Hostopia.com Inc., BlueGenesis.com Corp., Internet Names For Business Inc. or any previous, current or future subsidiary, partner or affiliate of Hostopia.com Inc. BlueGenesis.com Corp. or Internet Names For Business Inc.

CONFIDENTIAL INFORMATION TO BE KEPT IN CONFIDENCE

3.
The Employee agrees that at all times during the period of the Employee's employment and at all times following termination of the Employee's employment,

a)
the Employee shall hold in confidence and keep confidential all Confidential Information;

b)
the Employee shall not directly or indirectly use any Confidential Information except in the course of performing duties as an Employee of Hostopia with the knowledge and consent of Hostopia in Hostopia's interests; and

c)
the Employee shall not directly or indirectly disclose any Confidential Information to any person or entity, except in the course of performing duties as an employee of Hostopia with the knowledge and consent of Hostopia in Hostopia's interests.

4.
Nothing in this agreement shall prevent the Employee following termination of employment by Hostopia from making use of or disclosing,

a)
any Confidential Information which lawfully is, or lawfully becomes, a matter of Public Knowledge;

b)
any Confidential Information of which the Employee had specific knowledge prior to employment by Hostopia, except to the extent that such Confidential Information has become the property of Hostopia under paragraphs 6, 7 or 8 herein; or

c)
any Confidential Information of which the Employee obtains specific knowledge following termination of employment by Hostopia from a third party, unless the third party obtained such Confidential Information directly or indirectly from an individual in violation of any duty of confidence owed to Hostopia; provided that the Employee is able to prove the existence of the circumstances referred to in subparagraphs 4(a), 4(b), and 4(c) herein.

RETURN OF PROPERTY AND MATERIALS UPON TERMINATION

5.
Upon termination of the Employee's employment by Hostopia, the Employee shall promptly deliver to Hostopia all Hostopia property, including without limitation, lap top computers, cell phones, documents, manuals, lists, data, records, computer programs, codes, materials, prototypes, products, samples, analyses, reports, equipment, tools and devices and any other materials relating or pertaining to Hostopia's business or containing or pertaining to any Confidential Information, including any copies or reproductions of the same.

OWNERSHIP OF DEVELOPMENTS AND DOMAIN NAMES

6.
Any and all Developments shall be and remain the exclusive property of Hostopia and the Employee shall have no right, title or interest therein even though the Employee may have created or contributed to the creation of any of the Developments; and Hostopia shall have the sole and exclusive right, title and interest in and to the Developments, which right shall continue notwithstanding the termination of employment of the Employee.

7.
Any Domain Name shall be and remain the exclusive property of Hostopia and the Employee shall have no right, title or interest therein. Any Domain Name registered in the name of the Employee shall be held in trust for Hostopia by the Employee and Hostopia shall have the sole and exclusive right, title and interest in and to the Domain Name, which right shall continue notwithstanding the termination of employment of the Employee. The Employee hereby authorizes Hostopia, on the Employee's behalf, to alter the administrative contact or ownership information held by the registrar of a Domain Name.

ASSIGNMENT OF RIGHTS

8.
The Employee hereby assigns to Hostopia any and all right, title and interest that the Employee may have in and to the Developments and in any patent, copyright, industrial design, trade mark and any other similar right pertaining to the Developments which the Employee may have by virtue of having created, made, conceived or contributed to any such Developments. For purposes of U.S. copyright law, each copyrightable Development shall be considered a work made for hire and owned by Hostopia. The Employee further agrees to maintain at all times adequate and current records relating to the creation and development of the Developments, which records shall be and shall remain the property of Hostopia.

INTELLECTUAL PROPERTY PROTECTION

9.
Hostopia alone shall have the right to apply for, prosecute and obtain patents and copyright, industrial design and trade mark registrations and any other registrations or grants of rights analogous thereto in any and all countries throughout the world in respect to the Developments and the Employee agrees to execute on demand, whether during or subsequent to Employee's employment, any applications, transfers, assignments and other documents as Hostopia may consider necessary or desirable from time to time for the purpose of obtaining, maintaining or vesting in or assigning to Hostopia absolute title to any such patents, copyright, industrial design or trade mark or registrations in the Developments, or for the purpose of applying for, prosecuting, obtaining or protecting any such patents, copyright, industrial design or trade mark registrations in any and all countries of the world; and the Employee further agrees to cooperate and assist in every way possible in the prosecution and protection of any such applications and the rights granted in respect thereof.

10.
The Employee agrees that Hostopia, its assignees and their licensees are not required to designate the Employee as the author of any Developments. The Employee hereby waives in whole all moral rights which the Employee may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution.

11.
Listed in Exhibit A to this Agreement are those works and inventions created by the Employee, alone or jointly with others, prior to the Employee's employment by Hostopia, which are exempt from the operation of this Agreement. If nothing is listed in Exhibit A, the Employee represents that the Employee has made no such works or inventions as of the date of this Agreement.

12.
The Employee represents warrants and agrees that the Employee shall not: a) use or disclose to Hostopia the confidential information of another person or entity, or b) use the intellectual property of a third party without permission. Employee shall indemnify, defend and hold harmless Hostopia, its directors, officers, shareholders, agents and advisors with respect to any and all costs, expenses, losses, damages or liabilities arising from breach of this representation, warranty or agreement.

PROTECTION OF COMPUTER SYSTEMS AND SOFTWARE

13.
The Employee agrees to take all necessary precautions to protect the computer systems and software of Hostopia and of the suppliers and clients of Hostopia, including without limitation complying with the obligations set out in Hostopia's Computer and Network Protection Rules (collectively, the "Rules"). A copy of the Rules, as currently in effect, is attached as Exhibit B to this Agreement. The Employee agrees that Hostopia may unilaterally amend the Rules, and upon their delivery to the Employee such new rules shall form part of this Agreement and will be binding on the Employee. The Employee agrees that violation of any of such Rules may be grounds for discipline up to and including immediate dismissal for cause.

NON-COMPETITION

14.
The Employee agrees that while the Employee is employed by Hostopia, and for 12 months following the termination of the Employee's employment with Hostopia, without the prior written approval of an officer of Hostopia the Employee will not become engaged, directly or indirectly as an employee, consultant, partner, principal, agent, proprietor, shareholder (other than a holding of shares listed on a stock exchange that does not exceed 2% of the outstanding shares so listed) or advisor, in a business in

a)
Canada;

b)
the United States; or

c)
anywhere else in the world where Hostopia marketed its products or services during the period of the Employee's employment with Hostopia;

  that

  i.
  develops or markets software competitive with the software owned or marketed by Hostopia, or

  ii.
  provides consulting, maintenance, support or training services that are competitive with the consulting, maintenance, support or training services provided by Hostopia.

NON-SOLICITATION OF CLIENTS

15.
The Employee agrees that while the Employee is employed by Hostopia, and for 12 months immediately following the termination of the Employee's employment with Hostopia, the Employee shall not, directly or indirectly, contact or solicit any customers of Hostopia (as defined below) with which the Employee had contact or for whom the Employee provided services for the purpose of selling or supplying to these customers of Hostopia any products or services which are competitive with the products or services sold or supplied by Hostopia at the time of the Employee's termination. The term "customers of Hostopia" in the preceding sentence means any business or organization that:

a)
was a customer of Hostopia at the time of the termination of the Employee's employment with Hostopia; or

b)
became a customer of Hostopia within 12 months after the termination of the Employee's employment with Hostopia if the Employee was involved with the marketing effort in respect of such customer prior to the termination of the Employee's employment with Hostopia.

NON-SOLICITATION OF EMPLOYEES

16.
Employee agrees that while the Employee is employed by Hostopia, and for 12 months after the termination of the Employee's employment with Hostopia, the Employee shall not directly or indirectly hire any employees or consultants of Hostopia, nor shall the Employee solicit or induce or attempt to induce any persons who were employees or consultants of Hostopia, at the time of such termination or during the 90 days immediately preceding such termination, to terminate his/her employment or consulting agreement with Hostopia.

REASONABLENESS OF NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS

17.
The Employee confirms that the obligations in Sections 14, 15 and 16 are fair and reasonable given that, among other reasons,

a)
the sustained contact the Employee will have with the clients of Hostopia will expose the Employee to Confidential Information regarding the particular requirements of these clients and Hostopia's unique methods of satisfying the needs of these clients, all of which the Employee agrees not to act upon to the detriment of Hostopia; and/or

  b)
  the Employee will be performing important development work on the software owned or marketed by Hostopia; and/or

  c)
  the substantial training the Employee will receive from Hostopia.

and the Employee agrees that the obligations in Sections 13, 14 and 15, together with the Employee's other obligations under this Agreement, are reasonably necessary for the protection of Hostopia's proprietary interests. The Employee further confirms that the geographic scope of the obligation in Section 13 is reasonable given the international nature of the market for the products and services of Hostopia and that a more limited territorial restriction would not adequately protect the legitimate interests of Hostopia. The Employee also agrees that the obligations in Sections 13, 14 and 15 are in addition to the non-disclosure and other obligations provided elsewhere in this Agreement. The Employee also acknowledges that the Employee's obligations contained in this Agreement will not preclude the Employee from becoming gainfully directly employed in the software industry following a termination of the Employee's employment with Hostopia given the Employee's general knowledge and experience in the computer industry.

NO CONFLICTING OBLIGATIONS

18.
The Employee acknowledges and represents to Hostopia that the Employee's performance as an employee of Hostopia shall not breach any agreement or other obligation to keep confidential the proprietary information of any prior Company or any other third party. The Employee further acknowledges and represents that the Employee is not bound by any agreement or obligation with any third party which conflicts with any of the Employee's obligations under this Agreement.

19.
The Employee represents and agrees that the Employee will not bring to Hostopia, and shall not use in the performance of the Employee's work with Hostopia, any trade secrets, confidential information and other proprietary information of any prior Company or any other third party. The Employee represents and agrees that in the Employee's work creating Developments the Employee will not knowingly infringe the intellectual property rights, including copyright, of any third party.

20.
The Employee agrees that during the time that the Employee is employed by Hostopia the Employee shall devote the Employee's full time and attention to the affairs of Hostopia and the Employee shall not be employed by, or perform services for, or otherwise be engaged in any business with, any other entity without the prior written consent of Hostopia.

ENFORCEMENT

21.
The Employee acknowledges and agrees that damages may not be an adequate remedy to compensate Hostopia for any breach of the Employee's obligations contained in this Agreement, and accordingly the Employee agrees that in addition to any and all other remedies available, Hostopia shall be entitled to obtain relief by way of a temporary or permanent injunction to enforce the obligations contained in this Agreement.

CHANGE OF EMPLOYMENT

22.
The Employee agrees that prior to commencing employment with any other company following termination of the Employee's employment by Hostopia, the Employee shall disclose to such other company the terms of this Agreement.

EFFECT OF TERMINATION

23.
Any reference to a termination of employment in this Schedule "B" to the Agreement shall include termination for any reason whatsoever and with or without cause. The terms of this Schedule "B" to the Agreement shall be binding upon the Employee during the course of Employee's employment by Hostopia and shall survive the termination of the Employee's employment by Hostopia, regardless of how the Employee's employment is terminated, whether for cause or otherwise.

Exhibit A

To: Hostopia.com Inc.. ("Company")

        The following is a complete list of all works and inventions relative to the subject matter of my service as an employee of Hostopia that I created prior to my employment by Hostopia:

        [            ] No works and inventions.

        [            ] See below:

        [            ] Additional sheets attached.

Exhibit B

COMPUTER AND NETWORK PROTECTION RULES

        All employees who use Hostopia's computers ("Computers"), internet connection and local area network (collectively the "Hostopia Networks") MUST comply with the following rules. Violation of any of these rules constitute grounds for discipline up to and including immediate dismissal for cause. Violation of these rules may also subject the Employee to penalties or proceedings under civil and criminal law.

1.
The Employee may use the Computers and Hostopia Networks only for purposes directly related to the Employee's work with Hostopia. The Employee shall not store or use games or entertainment software on the Computers, nor shall the Employee download from the Hostopia Networks onto the Computers any "freeware", "shareware" or any other software, nor shall the Employee input any information or material into the Computers that is unrelated to the Employee's work with Hostopia.

2.
The Employee agrees that he/she has read the Internet and Email Acceptable Use Policy and agrees to be bound by this policy as amended from time to time.

3.
Only authorized copies of software may be used on the Computers and the Employee shall not operate on the Computers software which has been copied illegally. The Employee shall not use the Computers to illegally copy software. The Employee shall respect the software license and network subscription agreements entered into by Hostopia.

4.
Copies of software licensed to the Employee personally, and other software not licensed directly by Hostopia, may only be used on the Computers after approval for such use is obtained from the Chief Financial Officer of Hostopia. If approved, such software may be used and stored only on the Computer assigned to the Employee who is the authorized user of such software.

5.
Appropriate virus protection software must be installed on each Computer, and must be used whenever new software is uploaded onto a Computer.

6.
If the Employee accesses the Internet from the Employee's computer using the Employee's private Internet service provider, the Employee shall not make any reference to Hostopia in the course of such usage or to the fact that the Employee is associated with Hostopia.

7.
The Employee shall not send sensitive information regarding Hostopia or its customers over the Internet, unless authorized to do so by a superior.

8.
While using the Computers or the Hostopia Networks, the Employee shall not transmit software or other copyrighted materials over the internet to third parties, nor shall the Employee download such materials, except with the prior approval of the Chief Technology Officer of Hostopia. The Employee shall not make or disseminate any defamatory, disparaging or other similar statements on the Hostopia Networks.

9.
The Employee shall be responsible for using the Computers and the Hostopia Networks in an effective, ethical and lawful manner. The Employee shall respect the rights and interests of others, as well as privacy and confidentiality while using the Computers and the Hostopia Networks.

10.
The Employee shall take all reasonable steps to protect the integrity and the security of the Computers and the Hostopia Networks, including the security of the software and data. The Employee shall not access or disclose systems information or data, nor shall he/she destroy or remove software or data, without appropriate authorization. The Employee shall not disclose confidential passwords, access codes, account numbers or other authorizations assigned to him/her. The Employee shall not misrepresent himself/herself as another user, nor shall the Employee change another person's password without authorization.

11.
The Employee acknowledges that the Computers and Hostopia Networks are the property of Hostopia, and that Hostopia may monitor the Employee's use of the Computers and Hostopia Networks, including reviewing the e-mail messages sent and received by the Employee. The Employee agrees that he/she does not have an expectation of privacy in such messages.

12.
If an Employee accidentally connects to a web site that contains sexually explicit or otherwise offensive material, he/she must disconnect from that web site immediately and report the incident to his/her supervisor or the Human Resources Manager.

13.
For greater certainty, the following types of activities are strictly prohibited:

a)
Viewing or distributing obscene, pornographic, profane, or sexually oriented material;

b)
Violating laws, rules and regulations prohibiting sexual harassment;

c)
Encouraging the use of controlled substances for illegal purposes;

d)
Engaging in any activities for personal gain;

e)
Obtaining or distributing copyrighted information without permission;

f)
Obtaining and distributing advertisements for commercial enterprises, including but not limited to, goods, services, or property;

  g)
  Violating or infringing upon the rights of others;

  h)
  Conducting business unauthorized by Hostopia;

  i)
  Obtaining or distributing incendiary statements, which might incite violence or describe or promote the use of a weapon;

  j)
  Obtaining or exchanging proprietary information, trade secrets, or any other privileged, confidential, or sensitive information that is not authorized;

  k)
  Conducting political activity;

  l)
  Using the system for any illegal purpose; and

  m)
  Any use of the Computers or Hostopia Networks that is not in accordance with the Internet and Email Acceptable Use Policy amended from time to time.

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EMPLOYMENT AGREEMENT
Schedule "A"
Schedule "B" CONFIDENTIALITY, PROPRIETARY RIGHTS, NON-COMPETITION AND NON-SOLICITATION AGREEMENT
Exhibit A
Exhibit B COMPUTER AND NETWORK PROTECTION RULES